Exhibit 3.14

THE COMPANIES ACTS 1931 to 1993

ISLE OF MAN

A COMPANY LIMITED BY SHARES

MEMORANDUM OF ASSOCIATION

OF

INMARSAT LAUNCH COMPANY LIMITED

1.                                       The name of the Company is:-

Inmarsat Launch Company Limited.

2.                                       The Company is a private company.

3.                                       The liability of the members is limited.

4.                                       Restrictions, if any, on the exercise of the rights, powers and privileges of the Company:-

None unless and until decided upon by Special Resolution of the Company in accordance with Section 6 of the Companies Act 1986.

5.                                       The Share Capital of the Company is US$2000 divided into 2000 shares of US$1.00 each.

I, the subscriber to this memorandum of association

(a)                                  wish to be formed into a Company pursuant to this memorandum;

(b)                                 agree to take the number of shares shown opposite my name;

(c)                                  declare that all the requirements of the Companies Acts 1931 to 1993 in respect of matters relating to registration and of matters precedent and incidental thereto have been complied with.

Name and address of subscriber	Signature	Number of Shares Taken

Andrew Juan Corlett 15-19 Athol Street Douglas Isle of Man		One

Dated this 28th day of November 2003

Witness to the above signature

John Michael Killip

15-19 Athol Street

Douglas

Isle of Man